CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-l A of our report dated December 23, 2014, relating to the financial statements and financial highlights of Marathon Value Portfolio, a series of Northern Lights Fund Trust III, for the year ended October 31, 2014 and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio

February 25, 2015

COHEN FUND AUDIT SERVICES, LTD. I CLEVELAND I MILWAUKEE I 216.649.1700 cohenfund.com

Registered with the Public Company Accounting Oversight Board.